Exhibit 99.1

AMG Investor Relations:	Anjali Aggarwal
AMG Media Relations:	Ann Imes
(617) 747-3300 ir@amg.com
pr@amg.com

BPEA to Enter into Strategic Combination with EQT

Marks Successful Culmination of AMG Partnership

WEST PALM BEACH, March 16, 2022 – Affiliated Managers Group, Inc. (NYSE: AMG), a leading partner to active independent investment management firms globally, today announced that, as part of the announced combination of Baring Private Equity Asia (“BPEA”) with EQT AB (“EQT”), AMG entered into an agreement to sell its minority interest in BPEA to EQT.

Founded by Jean Eric Salata in 1997, BPEA is one of the largest independent private equity firms in Asia; its investment platform specializes in growth-oriented investments, sponsoring management buyouts, and providing capital to companies for expansion or acquisitions. Since AMG’s minority investment in 2016, BPEA has grown and diversified its business, including through the support of AMG’s global distribution and strategic capabilities, and its assets under management have more than tripled. The strategic combination of BPEA and EQT will bring together two leading private markets managers in their respective regions to create a global leader across private equity, infrastructure, and real estate.

“We are so pleased to have partnered with Jean Salata and the BPEA team during a transformative period for the firm, and to have supported BPEA in accomplishing its strategic objectives,” said Jay C. Horgen, President and Chief Executive Officer of AMG. “AMG’s alignment with the partners of BPEA, through our minority interest in the business, has resulted in a successful outcome for all stakeholders as Jean and his partners begin the next chapter of BPEA’s development through a strategic combination with EQT.”

“We chose to partner with AMG because of the firm’s unique partnership model and core tenets of investment independence, operational autonomy, and alignment of interests,” said Jean Eric Salata, Founder and Chief Executive Officer of BPEA. “AMG has been an excellent partner through an important period of development for BPEA, and has been supportive in our pursuit of a strategic outcome that will benefit our clients and partners.”

Pursuant to the terms of the agreement, AMG will receive total consideration of $1.1 billion, based on the EQT closing share price on March 15, 2022, including $240 million in cash and 28.68 million EQT ordinary shares; AMG will retain future carry in certain existing funds. AMG acquired its 15% interest in BPEA for $187.5 million in 2016, and expects BPEA to contribute approximately $35 million in EBITDA in 2022.

The transaction is expected to close in the fourth quarter of 2022, subject to customary closing conditions. Following the closing, AMG expects to use approximately 40% of its gross proceeds to pay taxes and repay debt, and to deploy the remaining 60% across a combination of growth investments and share repurchases over time.

About AMG

AMG is a leading partner to independent active investment management firms globally. AMG’s strategy is to generate long-term value by investing in a diverse array of high-quality independent partner-owned firms, through a proven partnership approach, and allocating resources across AMG’s unique opportunity set to the areas of highest growth and return. AMG’s innovative partnership approach enables each Affiliate’s management team to own significant equity in their firm while maintaining operational and investment autonomy. In addition, AMG offers its Affiliates growth capital, global distribution, and other strategic value-added capabilities, which enhance the long-term growth of these independent businesses, and enable them to align equity incentives across generations of principals to build enduring franchises. As of December 31, 2021, AMG’s aggregate assets under management were approximately $814 billion across a broad range of return-oriented strategies. For more information, please visit the Company’s website at www.amg.com

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in AMG’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. AMG undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.